EXHIBIT 77 to Neuberger Berman High Yield Strategies Fund N-SAR

File Number: 811-21342
CIK Number: 0001228361

Item 77C

An annual meeting of shareholders of Neuberger Berman High Yield Strategies Fund was held on May 13, 2009. Upon completion of the acquisition of Neuberger Berman Management LLC (NB Management) and Lehman Brothers Asset Management LLC by NBSH Acquisition, LLC, an entity organized by key members of Neuberger Bermans senior management (the Acquisition), the Funds investment advisory and sub-advisory agreements with NB Management and Lehman Brothers Asset Management LLC, respectively, automatically terminated. To provide for continuity of management, interim investment advisory and sub-advisory agreements became effective upon completion of the Acquisition on May 4, 2009. Shareholders voted to approve a new management agreement between the Fund and a newly-formed successor entity to NB Management (New NB Management) and a new sub-advisory agreement with respect to the Fund, between New NB Management and Neuberger Berman Fixed Income LLC (formerly known as Lehman Brothers Asset Management LLC) (NBFI).

Shareholders also voted to elect six Class I Trustees to serve until the annual meeting of shareholders in 2012, or until their successors are elected and qualified. Class II Trustees (which include John Cannon, C. Anne Harvey, George W.Morriss, Tom D. Seip and Jack L. Rivkin) and Class III Trustees (which include Martha C. Goss, Robert A. Kavesh, Howard A.Mileaf, Edward A. OBrien, William E. Rulon and Candace L. Straight) continue to hold office until the annual meeting in 2010 and 2011, respectively.

PROPOSAL 1 TO APPROVE A NEW INVESTMENT ADVISORY AGREEMENT BETWEEN THE FUND AND NEW NB MANAGEMENT
Common and Preferred Shares
Votes For	Votes Against	Abstentions	Broker Non-Votes
61,135,140	4,579,331	1,544,398	20,573,048

PROPOSAL 2 TO APPROVE A NEW SUB-ADVISORY AGREEMENT WITH RESPECT TO THE FUND, BETWEEN NEW NB MANAGEMENT AND NBFI
Common and Preferred Shares
Votes For	Votes Against	Abstentions	Broker Non-Votes
60,866,038	4,751,557	1,641,266	20,573,056

PROPOSAL 3  TO APPROVE THE ELECTION OF SIX CLASS I TRUSTEES TO SERVE UNTIL
THE ANNUAL MEETING OF SHAREHOLDERS IN 2012:
Common and Preferred Shares
                     Votes For	 Votes Withheld	   Abstentions	Broker Non-Votes
Faith Colish	    81,390,636	   6,441,281	        -	       -
Robert Conti	    81,634,473	   6,197,444	        -	       -
Michael M. Knetter  81,684,472	   6,147,445	        -	       -
Cornelius T. Ryan   81,329,696	   6,502,221	        -	       -
Peter P. Trapp	    81,785,881	   6,046,036	        -	       -